FOREST OIL CORPORATION                      Exhibit 11
               Calculation of Loss Per Share of Common Stock
                                (Unaudited)

                                                       Three Months Ended
                                                    ________________________
                                                    March 31,        March 31,
                                                      1994             1993
                                                    _________        _________
                                       (In Thousands Except Per Share Amounts)

Primary loss per share:
   Net loss                                           $    (895)      (2,389)

   Less dividends payable on
     Convertible Preferred Stock                           (540)        (587)
                                                        _______      _______
Net loss attributable to common stock
  for primary loss per share calculation              $  (1,435)      (2,976)
                                                        =======      =======
Weighted average number of common
     shares outstanding                                  28,008       14,828
                                                        =======      =======

Primary loss per share                                $    (.05)        (.20)
                                                        =======      =======

Fully diluted loss per share:
   Net loss attributable to common stock, as above    $    (895)      (2,389)
   Add:
     Interest expensed on 5-1/2% Convertible
      Subordinated Debentures                                 0          103
     Expenses related to the 5-1/2% Convertible
      Subordinated Debentures                                 0            1
   Less:
     Additional Federal income taxes                          0           35
                                                        _______      _______

Loss applicable to fully diluted calculation          $    (895)      (2,320)
                                                        =======      =======

Common shares applicable to fully diluted calculation:

   Weighted average number of common shares
     outstanding, as above                               28,008       14,828
   Add:
     Weighted average number of shares issuable
      upon assumed conversion of 5-1/2% Convertible
      Subordinated Debentures                                 0          474
     Weighted average number of shares issuable
      upon assumed conversion of Convertible
      Preferred Stock                                    10,083       10,933
                                                        _______      _______

Common shares applicable to fully diluted calculation    38,091       26,235
                                                        =======      =======

Fully diluted loss per share*                         $    (.02)        (.09)
                                                        =======      =======


*The fully diluted loss per share is not presented in the Company's financial statements because the effects of assumed exercises and conversions were anti-dilutive.